Exhibit 10.1

AMENDED AND RESTATED
EMPLOYMENT AND CHANGE IN CONTROL AGREEMENT

This Amended and Restated Employment and Change in Control Agreement (“Agreement”) is made effective as of      , by and between Restore Medical, Inc., a Delaware corporation (the “Company”), with its principal offices at 2800 Patton Road, St. Paul, Minnesota 55113, and      , an individual resident of Minnesota (the “Employee”), residing at      , Minnesota      .

WHEREAS, the Company currently employs Employee as its [title of principal executive officer] and Employee desires to continue such employment and designation, subject to the terms and conditions of this Agreement;

WHEREAS, Company and Employee entered into that certain Employment and Change In Control Agreement dated effective as of March 13, 2006;

WHEREAS, the parties have decided it is in their mutual best interests to memorialize in writing certain updated terms and conditions of the employment relationship between them; and

WHEREAS, Employee understands that nothing in this Agreement creates any guarantee of continuous employment with the Company, and that Employee’s employment may be terminated by either the Company or Employee at any time, upon such notice as may be required in this Agreement;

NOW, THEREFORE, in consideration of Employee’s employment with the Company and the foregoing premises, the mutual covenants set forth below, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Company and Employee agree as follows.

1. Term of Agreement. As set forth herein, the parties respective obligations under this Agreement shall commence on      and shall extend indefinitely until this Agreement is terminated by either party according to Section 4 below (the “Term”), provided, however, that any provision in this Agreement that by its terms survives expiration of this Agreement shall so survive and Employee shall continue to be bound by the terms of each such provision for the time period set forth therein. Employee shall be employed on an at-will basis. This Agreement is not, and shall not be construed as, an employment contract affecting in any way the duration of Employee’s employment or any terms and conditions thereof except those set forth herein. As set forth below, Employee and the Company may terminate their employment relationship at any time, for any reason or for no reason, with Cause or without Cause (as defined in Section 5).

2. Position and Duties. During the Term, Employee agrees to serve as [title of principal executive officer], subject and reporting to the      . Employee agrees to perform such reasonable duties and responsibilities as are customary for Employee’s position and such other duties and responsibilities that may be assigned by      or the Board of Directors from time to time. During the Term, Employee agrees to serve the Company faithfully and to the best of Employee’s ability and to devote Employee’s full business time, attention and efforts to the business and affairs of the Company (exclusive of any period of vacation, sick, disability, or other leave to which Employee is entitled) during normal business hours. The principal place of employment and the location of Employee’s principal office and normal place of work shall be within the Minneapolis-St. Paul Metropolitan Area. Employee will be expected to travel to other locations, as necessary, in the performance of Employee’s duties during the term of this Agreement.

3. Compensation and Benefits.

(a) Base Salary. During the Term, the Company shall, semi-monthly, pay Employee a “Base Salary” in accordance with the Company’s regular payroll procedures, policies, and practices and subject to all required deductions, withholdings, and reporting obligations. Employee’s current annual Base Salary is $     . The      will review Employee’s Base Salary on an annual basis, and will from time to time make recommendations to the Board of Directors, or a committee thereof, who, in their sole discretion, will consider proposed increases to Employee’s Base Salary on the basis of the Employee’s performance, market conditions and the financial performance of the company.

(b) Performance Incentive. In addition to Base Salary, Employee will be eligible to receive performance incentive payments pursuant to Management Incentive Plan adopted by the Board of Directors annually, as such plan may be amended, suspended or terminated from time to time. The details of Employee’s eligibility for and receipt of this performance incentive shall be governed by the terms and conditions of the Management Incentive Plan and may be based on the level of attainment of corporate and individual performance goals established and approved by the Board of Directors or a committee thereof in its discretion. If paid, the value of the performance incentive will be paid to Employee in some combination of cash and stock option grants, with any such amounts received by Employee subject to all required withholdings, deductions, and tax reporting requirements.

(c) Equity Participation.

(i) The Board of Directors or a committee thereof may approve, from time to time, one or more stock option grants to Employee to purchase or acquire shares of the Company’s common stock at a designated price and with vesting terms for such equity grants as may be determined by the Board of Directors or a committee thereof pursuant to the terms of the Company’s 1999 Omnibus Stock Plan (the “Plan”) or any successor plan, as amended from time to time.

(ii) In the event of a “Change in Control” (as defined in Section 5(b) below) occurring during the Term of this Agreement, 50% of the unvested shares underlying any stock options then held by Employee shall vest upon the closing of the last transaction necessary to effect the Change in Control. In the further event that Employee’s employment is terminated at any time following a Change in Control, either by the Company or the surviving corporation, as the case may be, without “Cause” (as defined in Section 5(c) below) or as the result of a “Constructive Termination” (as defined in Section 5(c) below), any remaining unvested stock options stock shall thereupon vest.

(iii) In the event of a voluntary termination by Employee or a termination by the Company for Cause at any time or without Cause prior to a Change in Control, Employee’s rights to any unvested shares underlying stock options then held by Employee shall be extinguished.

(iv) In no event shall the Plan be amended in a manner that prohibits the exercise of Employee’s stock options as set forth in this Agreement. Notwithstanding the foregoing, nothing this Agreement is intended to, or shall in any way restrict the right of the Company, to amend, modify or terminate the Plan or any successor plan.

(d) Other Employee Benefits. During Employee’s employment with the Company, Employee shall be entitled to participate in the retirement and health and welfare benefits offered generally by the Company to its employees, including medical, dental, flexible spending account, group life, group disability, and 401(k), to the extent that Employee’s position, tenure, salary, health, and other qualifications make Employee eligible to participate. Employee’s participation in such benefits shall be subject to the terms of the applicable plans, as the same may be amended from time to time. The Company does not guarantee the adoption or continuance of any particular employee benefit during Employee’s employment, and nothing in this Agreement is intended to, or shall in any way restrict the right of the Company, to amend, modify or terminate any of its benefits during the Term of this Agreement. Employee also will be eligible for the benefits described in the Company’s Executive Compensation Plan, subject to the terms of such Plan, as the same may be amended from time to time. The value of any such benefits Employee receives shall be imputed and reported to Employee as income, as required.

4. Termination of Employment.

(a) By the Company, at Any Time, for Cause. At any time during the Term, the Company may terminate Employee’s employment for Cause. In the event of a termination for Cause, the Company’s obligations to Employee hereunder shall terminate, except as to amounts already vested or earned by but unpaid to Employee as of the date of termination.

(b) By the Company, at Any Time Prior to a Change in Control, Without Cause. The Company may terminate Employee’s employment at any time without Cause. In the event such a termination without Cause occurs at any time prior to a Change in Control occurring during the Term, in addition to amounts already vested or earned by but unpaid to Employee as of the date of termination, Employee shall be entitled to receive 12 months Base Salary continuation, paid according to the Company’s normal payroll schedule and subject to all required withholdings and reporting obligations. The Company shall also provide Employee and Employee’s current family members with continued group health coverage, including medical and dental coverage, as otherwise required under applicable state continuation law or the Consolidated Omnibus Budget Reconciliation Act of 1986, 29 U.S.C. §§ 1161-1168; 26 U.S.C. § 4980B(f), as amended, and all applicable regulations (referred to collectively as “COBRA”). If the Employee elects COBRA continuation coverage, Employee will be responsible for payment of premiums but the Company will reimburse the Employee for the premiums for medical and dental COBRA continuation coverage for Employee and Employee’s family for a period of up to 12 months commencing on the date of termination of employment; provided, however, that the Company’s obligation to reimburse such premiums shall terminate if (i) Employee or Employee’s spouse becomes covered under another company’s benefit plan; (ii) Employee is eligible (whether or not covered) under Medicare; or (iii) Employee dies. Such reimbursements will be imputed to Employee as income. Notwithstanding the foregoing, if the payments provided for under this Section 4(b) are subject to section 409A of the Internal Revenue Code, then the reimbursements to be made in the first six months following the Employee’s termination of employment shall be delayed and paid to the Employee in a single lump sum on the first day of the month following the date that is six months after the date the Employee terminated employment.

(c) By the Company, at Any Time Following a Change in Control, Without Cause. In the event that a termination without Cause occurs following the closing date of the last transaction necessary to effect a Change in Control occurring during the Term, in addition to amounts already vested or earned by but unpaid to Employee as of the date of termination, Employee shall be entitled to receive 12 months Base Salary continuation, paid according to the Company’s normal payroll schedule and subject to all required withholdings and reporting obligations. The Company shall also provide Employee and Employee’s current family members with continued group health coverage, including medical and dental coverage, as otherwise required under COBRA. If the Employee elects COBRA continuation coverage, Employee will be responsible for payment of premiums but the Company will reimburse the Employee for the premiums for medical and dental COBRA continuation coverage for Employee and Employee’s family for a period of up to 12 months commencing on the date of termination of employment; provided, however, that the Company’s obligation to reimburse such premiums shall terminate if (i) Employee or Employee’s spouse becomes covered under another company’s benefit plan; (ii) Employee is eligible (whether or not covered) under Medicare; or (iii) Employee dies. Such reimbursements will be imputed to Employee as income. Notwithstanding the foregoing, if the payments provided for under this Section 4(c) are subject to section 409A of the Internal Revenue Code, then the reimbursements to be made in the first six months following the Employee’s termination of employment shall be delayed and paid to the Employee in a single lump sum on the first day of the month following the date that is six months after the date the Employee terminated employment.

(d) By Employee, at Any Time Following a Change in Control, as the Result of a Constructive Termination. In the event that a Constructive Termination occurs at any time during the Term and following the closing date of the last transaction necessary to effect a Change in Control occurring during the Term, in addition to amounts already vested or earned by but unpaid to Employee as of the date of termination, Employee shall be entitled to receive 12 months Base Salary continuation, paid according to the Company’s normal payroll schedule and subject to all required withholdings and reporting obligations. The Company shall also provide Employee and Employee’s current family members with continued group health coverage, including medical and dental coverage, as otherwise required under COBRA. If the Employee elects COBRA continuation coverage, Employee will be responsible for payment of premiums but the Company will reimburse the Employee for the premiums for medical and dental COBRA continuation coverage for Employee and Employee’s family for a period of up to 12 months commencing on the date of termination of employment; provided, however, that the Company’s obligation to reimburse such premiums shall terminate if (i) Employee or Employee’s spouse becomes covered under another company’s benefit plan; (ii) Employee is eligible (whether or not covered) under Medicare; or (iii) Employee dies. Such reimbursements will be imputed to Employee as income. Notwithstanding the foregoing, if the payments provided for under this Section 4(d) are subject to section 409A of the Internal Revenue Code, then the reimbursements to be made in the first six months following the Employee’s termination of employment shall be delayed and paid to the Employee in a single lump sum on the first day of the month following the date that is six months after the date the Employee terminated employment.

(e) Due to Employee’s Death or Disability. This Agreement shall terminate immediately upon Employee’s death or upon a finding by the Company’s Board of Directors, in its sole discretion and subject to applicable law, that Employee is unable to perform Employee’s essential job functions with or without reasonable accommodation by reason of Disability (as defined in Section 5(e) below), provided that Employee has exhausted Employee’s right to any leave for which Employee may be eligible. In either such case, the Company’s obligations to Employee hereunder shall terminate, except as to amounts already vested or earned by but unpaid to Employee as of that date.

(f) Release of Claims. Employee shall only be entitled to such Base Salary continuation payments and group health coverage provided for in this Section 4 if Employee signs a comprehensive release of claims in a form acceptable to the Company. If Employee does not sign such a release or if it is signed, but then rescinded, Employee shall not be entitled to any further compensation from the Company, except that Employee shall be paid amounts due to him for Base Salary as of the date of termination.

(g) Surrender of Records and Property. Upon termination of Employee’s employment with the Company, Employee shall deliver promptly to the Company all records, manuals, books, blank forms, documents, letters, memoranda, notes, notebooks, reports, computer disks, computer software, computer programs (including source code, object code, on-line files, documentation, testing materials and plans and reports) designs, drawings, formulae, data, tables or calculations or copies thereof, which are the property of the Company or which relate in any way to the business, products, practices or techniques of the Company and all other property, trade secrets and confidential information of the Company, including, but not limited to, all tangible, written, graphical, machine readable and other materials (including all copies) which in whole or in part contain any trade secrets or confidential information of the Company which in any of these cases are in Employee’s possession or under Employee’s control.

5. Definitions.

(a) “Cause” shall mean termination by the Company of Employee’s employment based upon:

(i) Repeated failure by Employee to perform any of Employee’s duties or Employee’s repeated failures or omissions to carry out lawful and reasonable orders which, in the reasonable judgment of the Board of Directors, are willful and deliberate and which are not cured within a reasonable period after Employee’s receipt of written notice thereof from the Company;

(ii) Any act or acts of personal dishonesty by Employee and intended to result in the personal enrichment of Employee at the expense of the Company;

(iii) Any willful and deliberate misconduct that is materially and demonstrably injurious to the Company; or

(iv) Any criminal indictment, presentment, or conviction for a felony, whether or not the Company is the victim of such offense.

(b) A “Change in Control” shall be deemed to have occurred if:

(i) Any “person” (as such term is used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) who did not own  shares of the capital stock of the Company on the date of this Agreement shall, together with his, her or its “Affiliates” and “Associates” (as such terms are defined in Rule 12b-2 promulgated under the Exchange Act), become the “Beneficial Owner” (as such term is defined in Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company’s then outstanding securities (any such person being hereinafter referred to as an “Acquiring Person”);

(ii) The “Continuing Directors” (as hereinafter defined) shall cease to constitute a majority of the Company’s Board of Directors;

(iii) There should occur (A) any consolidation or merger involving the Company and the Company shall not be the continuing or surviving corporation or the shares of the Company’s capital stock shall be converted into cash, securities or other property; provided, however, that this subclause (A) shall not apply to a merger or consolidation in which (i) the Company is the surviving corporation and (ii) the shareholders of the Company immediately prior to the transaction have the same proportionate ownership of the capital stock of the surviving corporation immediately after the transaction; (B) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company; or (C) any liquidation or dissolution of the Company; or

(iv) The majority of the Continuing Directors determine, in their sole and absolute discretion, that there has been a Change in Control.

(c) “Constructive Termination” shall mean the occurrence of any of the following events, except for the occurrence of such an event in connection with the termination or reassignment of Employee’s employment by the Company for Cause or due to Employee’s death or Disability or otherwise approved by Employee in writing:

(i) A material diminution in Employee’s job responsibilities or duties as they existed immediately prior to a Change in Control;

(ii) A reduction in Employee’s Base Salary as in effect immediately prior to a Change in Control;

(iii) Relocation, following a Change in Control, of Employee’s job position more than 40 miles from its current location; or

(iv) Any other material breach of this Agreement by the Company, or the surviving corporation, as the case may be, following a Change in Control, which is not cured within 30 days after written notice thereof from Employee.

(d) “Continuing Director” shall mean any person who is a member of the Board of Directors of the Company, while such person is a member of the Board of Directors, who is not an Acquiring Person, or a representative of an Acquiring Person or any such Affiliate or Associate, and who:

(i) was a member of the Board of Directors on the date of this Agreement as first written above; or

(ii) subsequently becomes a member of the Board of Directors, if such person’s initial nomination for election or initial election to the Board of Directors is recommended or approved by a majority of the Continuing Directors. For purposes of this Section 5(d), “Affiliate” and “Associate” shall have the respective meanings described to such terms in Rule 12b-2 promulgated under the Exchange Act.

(e) “Disability” shall mean any physical or mental condition which renders Employee unable to perform Employee’s essential job functions with our without reasonable accommodation.

6. Successors and Binding Agreement.

(a) This Agreement may be transferred, in whole or in part, by the Company to its successors and assigns, and Employee will remain bound to fulfill Employee’s obligations hereunder. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business or assets of the Company expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure to obtain such assumption and agreement prior to the effective date of any such succession shall be a breach of this Agreement and shall entitle Employee to the rights and benefits from the Company in the same amount and on the same terms as if Employee’s employment had been terminated by the Company, within 12 months following a Change in Control, without Cause.

(b) The Agreement is personal to Employee, and Employee may not assign or transfer any part of his rights or duties hereunder, or any compensation due to him hereunder, to any other person. Notwithstanding the foregoing, this Agreement shall inure to the benefit of, and be enforceable by, Employee’s personal or legal representatives, executors, administrators, heirs, distributees, devicees, and legatees.

7. Limitation of Damages. If for any reason Employee believes the severance provisions of this Agreement have not been properly adhered to by the Company, and if, pursuant to Sections 8 and 12 hereof, it is determined that the Company has not, in fact, properly adhered to the severance provisions of this Agreement, the sole and exclusive remedy to which Employee is entitled is the severance payment to which Employee is eligible under the provisions of this Agreement, which, in the case of stock options, means the right to exercise such options according to the original terms of the grant but not a monetary payment in lieu of such stock options.

8. Dispute Resolution. Except as provided in Subsection 8(d) hereof, any controversy, claim, or dispute arising out of or relating to the making, performance, breach, termination, expiration, application, or meaning of this Agreement shall be resolved exclusively by arbitration before the American Arbitration Association in Minneapolis, Minnesota, pursuant to the American Arbitration Association’s rules then in effect. In the event that Employee terminates employment claiming Constructive Termination, which claim is disputed by the Company, or the Company terminates Employee’s employment for Cause, which claim is disputed by Employee, Employee shall receive severance benefits at 50% of the specified rate until the dispute is resolved in arbitration or for 12 months, whichever comes first. If Employee prevails in such a dispute, the Company shall pay full severance benefits to Employee, less any partial severance benefits already paid. If the Company prevails, the Company’s obligation to pay Employee severance benefits immediately shall cease and Employee shall repay any severance benefits already paid and agree to a lien on any shares held by Employee in the Company to secure this repayment obligation, with the exact number of shares subject to the lien determined based on the most recent fair market value determination done by or on behalf of the Board of Directors. In either case, the duration of any of the applicable restrictive covenants described in Section 8(d) below shall run from the original date of termination.

(a) The decision of the arbitrator(s) shall be final and binding on both parties. Judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. In the event of submission of any dispute to arbitration, each party shall, not later than 30 days prior to the date set for hearing, provide to the other party and to the arbitrator(s) a copy of all exhibits upon which the party intends to rely at the hearing and a list of all persons whom the party intends to call as witnesses at the hearing.

(b) The arbitrator(s) shall strictly adhere to the sole and exclusive remedy set forth in Section 7 hereof and may not award or assess punitive damages against either party. The arbitrator shall, however, have the authority to award the prevailing party its reasonable attorneys’ fees incurred in the arbitration.

(c) Each party shall bear its own costs and expenses of the arbitration and one-half (1/2) of the fees and costs of the arbitrator(s).

(d) This Section 8 shall have no application to claims by the Company asserting violation of or seeking to enforce, by injunction or otherwise, the terms of the Nondisclosure and Noncompetition Agreement dated March 13, 2006 (“Nondisclosure Agreement”) between the parties, which Nondisclosure Agreement, to the extent not inconsistent with any of the provisions in this Agreement, is hereby incorporated by reference and made a part of this Agreement. Such claims may be maintained by the Company in a lawsuit in a court of competent jurisdiction.

9. Withholding Taxes. The Company, as applicable, may take such action as it deems appropriate to insure that all applicable federal, state, city and other payroll, withholding, income or other taxes (“Taxes”) arising from any compensation, benefits or any other payments made pursuant to this Agreement, or any other contract, agreement or understanding which relates, in whole or in part, to Employee’s employment with the Company, are withheld or collected from Employee. In connection with the foregoing, Employee agrees to notify the Company promptly upon entering into any contract, agreement or understanding relating to Employee’s employment with the Company (other than this Agreement and those agreements expressly provided for herein) and also to notify the Company promptly of any payments or benefits paid or otherwise made available pursuant to any such agreements.

10. Modification; Waiver. No provisions of this Agreement may be modified, waived, or discharged unless such waiver, modification, or discharge is agreed to in a writing signed by Employee and such officer as may be specifically designated by the Board of Directors of the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

11. Notice. All notices, requests, demands, and all other communications required or permitted by either party to the other party by this Agreement (including, without limitation, any notice of termination of employment) shall be in writing and shall be deemed to have been duly given when delivered personally or received by certified or registered mail, return receipt requested, postage prepaid, at the address of the other party as first written above (directed to the attention of the Chief Executive Officer in the case of the Company). Either party hereto may change its address for purposes of this Section 11 by giving 15 days’ prior written notice to the other party hereto.

12. Severability. If any term or provision of this Agreement or the application hereof to any person or circumstances shall to any extent be invalid or unenforceable, the remainder of this Agreement or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable shall not be effected thereby, and each term and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

13. Governing Law. This Agreement has been executed and delivered in the State of Minnesota and shall in all respects be governed by, and construed and enforced in accordance with, the laws of the State of Minnesota, including all matters of construction, validity, and performance.

14. Effect of Agreement; Entire Agreement. The Company and Employee understand and agree that this Agreement is intended to reflect their agreement only with respect to the subject matter hereof and is not intended to create any obligation on the part of either party to continue employment. This Agreement supersedes any and all other oral or written agreements or policies made relating to the subject matter hereof and constitutes the entire agreement of the parties relating to the subject matter hereof, provided that this Agreement shall not supersede or limit in any way Employee’s rights under any benefit plan, program, or arrangements in accordance with their terms. Nor shall this Agreement supersede or limit in any way Employee’s obligations and the Company’s rights under the parties’ prior Nondisclosure Agreement, as incorporated by reference in Section 8(d) above.

IN WITNESS WHEREOF, the Company and Employee have executed this Agreement as of the date first written above.

Restore Medical, Inc.

By:

Name:	XXXXXX

Title: